Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Fortress Biotech, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021, relating to the consolidated financial statements as of and for the period ended December 31, 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Boston, Massachusetts

October 21, 2022